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                                                                     EXHIBIT 8.1

INTERNAL REVENUE SERVICE                     DEPARTMENT OF THE TREASURY
                                             Washington, DC  20224

Index Number:  355.00-00, 368.04.00

Robert J. Mason                              Person To Contact:
Ernst & Young LLP                            STEPHEN R. CLEARY, ID NO. 50-01362
1225 Connecticut Avenue NW
Washington, DC  20036                        Telephone Number:
                                             (202) 622-7750
In Re:
         F.N.B. Corporation                  Refer Reply To:
         2150 Goodlette Road North           CC:CORP:1 - PLR-146744-03
         Naples, FL  34102
                                             Date:  December 11, 2003


Distributing 2             =         F.N.B. Corporation
                                     A Florida corporation
                                     EIN 25-1255406

Distributing 1             =         First National Bank of Pennsylvania
                                     A Pennsylvania corporation
                                     EIN 25-1255405

Controlled 2               =         First National Bankshares of Florida
                                     A Florida corporation

Controlled 1               =         Florida First National Trust
                                     A national banking association to be formed

Corp A                     =         First National Bank of Florida

Corp B                     =         Regency Finance Company

Corp C                     =         First National Trust Company

Corp C-1                   =         F.N.B. Investment Advisors, Inc.

Corp C-2                   =         First National Investment Services Company

Corp C-3                   =         Pennsylvania First National Trust

Corp C-4                   =         Pennsylvania First National Investment
                                     Services

Corp D                     =         Roger Bouchard Insurance Company

Corp D-1                   =         Gelvin, Jackson & Starr, Inc.

Corp E                     =         Customer Service Center of F.N.B., LLC

Corp F                     =         First National Financial Management
                                     Corporation

Region G                   =         Pennsylvania and Ohio

Region H                   =         Florida

Region I                   =         Alabama, Florida, Georgia, North Carolina
                                     and South Carolina

Business 1                 =         banking

Business 2                 =         consumer finance

Business 3                 =         trust services

Business 4                 =         insurance agency

k                          =         5.9
-

L                          =         Perkins, Wolf, McDonnell & Company
-

M                          =         consumer loans and home mortgages
-

N                          =         commercial loans
-

r                          =         17 million
-

s                          =         25 million to 28 million
-

t                          =         5 to 8 million
-

u                          =         2
-

v                          =         up to 45 million
-

W                          =         trust preferred securities financing
-

Y                          =         1st National LLC
-

z                          =         33 million
-

Dear Mr. Mason:

         This letter replies to your August 6, 2003 letter on behalf of Distributing 2 requesting rulings as to certain federal income tax consequences of a series of proposed transactions. Following is a summary of the information In your letter and subsequent correspondence.

                                SUMMARY OF FACTS

         Distributing 2 is a publicly traded corporation and the common parent of a consolidated group of corporations that conduct Businesses 1, 2, 3, and 4. Distributing 2 and its subsidiaries conduct their businesses in Region G and Region H. Distributing 2 directly owns all the stock of Distributing 1 and Corp A, which conduct Business 1, Corp B, which conducts Business 2, Corp C, which conduct Business 3, and Corp D, which conducts Business 4. Corp C owns all the stock of Corp C-1 and Corp C-2. Corp E is a limited liability company whose interests are owned by Distributing 1, Corp A, and Corp B. Corp E elected under ss. 301.7701-3(c) to be taxed as a corporation.

         About k percent of Distributing 2 is held by L, a registered investment advisor. Distributing 2 represents that L has never actively participated in the management or operation of Distributing 2 or its subsidiaries and it is not expected that L will actively participate in the management or operation of Distributing 2 or its subsidiaries or Controlled 2 or its subsidiaries after the proposed transactions.

         The parties have submitted financial Information indicating that Distributing 1, Corp A, Corp B, and Corp C have gross income and operating expenses representing the active conduct of a trade or business for each of the past five years.

         Region G is an area that has had little or no population and economic growth, while Region H has had rapid population and economic growth. This difference has created conflicts within Distributing 2's affiliated group between the growth strategy appropriate to Region H and the more conservative policies appropriate to Region G. Also, the Distributing 2 group's Business 1 is more focused on M in Region G and on N in Region H, a difference that has also created strategic conflicts. The proposed transactions are intended to resolve management and systemic conflicts arising from conducting different businesses within the same affiliated group.

         The following transactions are proposed:

         (i) Corp A will enter into a loan of r dollars with unrelated lenders in order to help finance the dividend from Corp A in step (ii). Corp D will enter into a revolving line of credit of t dollars with Corp A to finance the dividend from Corp D in step (ii).

         (ii) Corp A will declare a dividend of s dollars to Distributing 2, and Corp D will declare a dividend of t dollars to Distributing 2. Both dividends will be distributed at or before the contribution by Distributing 2 to Controlled 2 in step (xiii) below.

         (iii) Corp C will merge with and into Distributing 1 (the Corp C
Merger).

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                                       4


         (iv) Corp C-2 will merge upstream into Distributing 1 (the Corp C-2 Liquidation).

         (v) Distributing 1 will incorporate Corp C-3 as a subsidiary formed to conduct Business 3 in Region G, Distributing 1 will transfer 1o Corp C-3 the assets associated with Business 3 in Region G (assets formerly held by Corp C and Corp C-2) and all the stock of Corp C-1 solely in exchange or stock of Corp C-3 and the assumption of liabilities associated with the transferred assets.

         (vi) Corp C-3 will incorporate Corp C-4 as a wholly-owned subsidiary. Corp C-3 will contribute to Corp C-4 the Region G assets formerly held by Corp C-2 in exchange for C-4 stock anti the assumption of liabilities associated with the transferred assets.

         (vii) Distributing 1 will incorporate Controlled 1 as a subsidiary formed to conduct Business 3 in Region H. Distributing 1 will contribute to Controlled 1 the assets associated with Business 3 In Region H (assets formerly held by Corp C and Corp C-2) solely in exchange for Controlled 1 stock and the assumption of liabilities associated with the transferred assets (the First Contribution).

         (viii) Distributing 1 will distribute the stock of Controlled 1 to Distributing 2 (the First Distribution),

         (ix) Distributing 1 will purchase the u percent of E owned by Corp C for cash at fair market value.

         (x) Corp E will be liquidated and distribute its assets related to Region G to Distributing 1 and its assets related to Region H to Corp A.

         (xi) Distributing 2 will purchase the stock of Corp D-1 from Corp D for cash at fair market value. Before that sale, Corp D will transfer to Corp D-1 any assets associated with the Corp D-1 business.

         (xii) Distributing 2 will incorporate Controlled 2. Controlled 2 will raise v dollars in a W financing.

         (xiii) Distributing 2 will transfer to Controlled 2 the stock of Controlled 1, Corp A, and Corp D, and will assign to Controlled 2 a 50 percent interest in a Distributing 2 logo that will allow Controlled 2 the exclusive right to use the logo in Region I (an area that includes Region H), These transfers will be in exchange for stock of Controlled 2, the assumption of certain liabilities, and cash. The cash will be placed in an escrow account, and will be paid from the escrow account to pay down Distributing 2's third party debt at or before the Second Distribution in step (xviii), below (the Second Contribution).

         (xiv) Y will surrender a Distributing 1 debt security in exchange for Distributing 1 preferred voting stock. Distributing 2 will continue to hold more than 80 percent of the voting power of Distributing 1 stock after this transaction.

         (xv) Distributing 2 will contribute to the capital of Distributing 1 assets including all the outstanding stock of Corp F, all of the assets and liabilities of a Rabbi Trust established for the

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                                       5


benefit of former Business 1 employees, and certain life insurance policies established for current and former Business 1 employees.

         (xvi) Distributing 2 will advance approximately z dollars to Distributing 1 in exchange for a Distributing 1 debt instrument with a final maturity 10 years from the date of issuance. It is intended that this debt instrument will qualify as a "security" for purposes of ss. 355(b)(2)(A).

         (xvii) Corp B will convert part of its demand note held by Distributing 2 into a Corp B debt instrument with a final maturity 10 years from the date of issuance. It is intended that this debt instrument will qualify as a "security" for purposes of ss. 355(b)(2)(A).

         (xviii) Distributing 2 will distribute all the stock of Controlled 2 to its shareholders pro rata (the Second Distribution). Each Distributing 2 shareholder will receive one share of Controlled 2 stock for each share of Distributing 2 stock held. A holder of a fractional share of Distributing 2 common stock will receive an equal amount of a fractional share of Controlled 2 stock.

                                 REPRESENTATIONS

         The following representations have been made concerning the First Contribution and the First Distribution:

         (a) No part of the consideration to be distributed by Distributing 1 will be received by a shareholder as a creditor, employee, or in any capacity other than as a shareholder of the corporation.

         (b) The five years of financial information submitted on behalf of Distributing 1 and Controlled 1 is representative of the corporations' present operations, and, with regard to such corporations, there have been no substantial operational changes since the date of the last financial statement submitted.

         (c) immediately after the First Distribution, the fair market value of the assets relied upon by each of Distributing 1 and Controlled 1 to satisfy the active conduct of a trade or business requirement will constitute at least five percent of the fair market value of the gross assets of that corporation.

         (d} Following the First Distribution, Distributing 1 and Controlled 1 will each continue, independently and with its separate employees, the active conduct of its share of all of the integrated activities of Business 3 conducted by Distributing 1 (and formerly by Controlled 1 ) prior to consummation of the First Distribution.

         (e) The First Distribution is being carried out for the corporate business purpose of separating the Region G operations from the Region H operations to alleviate various management and systemic problems that are exacerbated by conducting two distinct business operations in a single group. The distribution of the stock of Controlled 1 is motivated, in whole or substantial part, to facilitate this corporate business purpose that will be ultimately achieved by the Second Distribution.

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                                       6


         (f) Except pursuant to the Second Contribution, there is no plan or intention by any shareholder or security holder of Distributing 1 to sell. exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, Distributing 1 or Controlled 1 after the First Distribution.

         (g) There is no plan or intention by either Distribution 1 or Controlled 1, directly or through any subsidiary, to purchase any of its outstanding stock after the First Distribution, other than through stock purchases meeting the requirements ofss. 4.05(1)(b) of Rev. Proc. 96-30.

         (h) There is no plan or intention to liquidate either Distributing 1 or Controlled 1, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the First Distribution, except in the ordinary course of business.

         (i) The total adjusted basis and the fair market value of the assets transferred to Controlled 1 by Distributing 1 will each equal or exceed the amount of liabilities assumed (as determined under ss. 357(d) Of the Code) by Controlled 1.

         (j) The liabilities assumed (as determined under ss. 357(d)) by Controlled 1 were incurred in the ordinary course of business and are associated with the assets being transferred.

         (k) The income tax liability for the taxable year which investment tax credit property (including any building to which ss. 47(d) applies) is transferred will be adjusted pursuant to ss. 50(a)(1) or (a)(2) (or ss. 47, as in effect before amendment by P.L. 101-508, if applicable) to reflect an early disposition of the property.

         (I) Distributing 1 neither accumulated its receivables nor made extraordinary payment of its payables in anticipation of the transaction.

         (m) No intercorporate debt will exist between Distributing 1 and Controlled 1 at the time of, or subsequent to, the First Distribution.

         (n) Immediately before the First Distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations.

         (o) Payments made in connection with all continuing transactions, if any, between Distributing 1 and Controlled 1 will be for fair market value based on terms and conditions arrived at by the parties bargaining at arms length.

         (p) No two parties to the First Distribution are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv) of the Code.

         (q) No person holds, and no person will hold as of the date of the First Distribution, disqualified stock (as defined in ss. 355(d)(3)) that constitutes a 50 percent or greater interest (as defined in ss. 355(d)(4)) in either Distributing 1 or Controlled 1. Distributing 1 is not aware of any persons acting in concert in connection with an acquisition of Distributing 1 stock that would cause these persons to be treated as a single person under ss. 355(d)(7) that acquired a 50 percent or greater interest in either Distributing 1 or Controlled 1, nor is Distributing 1 aware of any person entering into a put or call option, short sale, or other risk-limiting device or transaction involving Distributing 1 stock that would cause ss. 355(d)(6) to apply to suspend the five-year period of ss. 355(d)(3) during the period such risk-limiting device or transaction limits risk of loss.

         (r) The First Distribution is not part of a plan (or series of related transactions) within the meaning of ss. 355(e)(2), pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or greater interest (as defined in ss. 355(a)(4)) in either Distributing 1 or Controlled 1. Acquisitions described in ss. 355(e)(3) will not be taken into account for purposes of the preceding sentence.

         The following representations have been made concerning the Second Contribution and the Second Distribution:

         (2a) No part of the consideration to be distributed by Distributing 2 will be received by a shareholder as a creditor, employee, or in any capacity other than as a shareholder of the corporation.

         (2b) The five years of financial Information submitted on behalf of Distributing 2 and its subsidiaries is representative of the corporations' present operations, and, with regard to such corporations, there have been no substantial operational changes since the date of the last financial statement submitted.

         (2c) Immediately after the Second Distribution, the fair market value of the assets relied upon by each of Distributing 1 and Corp B to satisfy the active conduct of a trade or business requirement on behalf of Distributing 2 will constitute at least five percent of the fair market value of the gross assets of that corporation. In addition, immediately after the Second Distribution, the fair market value of the assets relied on by each of Corp A and Controlled 1 to satisfy the active conduct of a trade or business requirement on behalf of Controlled 2 will constitute at least five percent of the fair market value of the gross assets of that corporation.

         (2d) Immediately after the Second Distribution, at least 90 percent of the fair market value of the gross assets of each of Distributing 2 and Controlled 2 will consist of the stock and securities of controlled corporations that are engaged in the active conduct of a trade or business as defined in ss. 355(b)(2).

         (2e) Following the transaction, Distributing 2 and Controlled 2 will each continue the active conduct of its business through the wholly owned subsidiaries identified above.

         (2f) The Second Distribution is being carried out for the corporate business purpose of separating the Region G operations from the Region H operations to alleviate various management and systemic problems that are exacerbated by conducting two distinct business operations in a single group. The distribution of the stock of Controlled 1 is motivated, in whole or substantial part, by this corporate business purpose.

         (2g) There is no plan or intention by any shareholder who owns five percent or more of the stock of Distributing 2, and the management of Distributing 2, to its best knowledge, is not aware of any plan or intention on the part of any particular shareholder or securityholder of

Distributing 2 to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, Distributing 2 or Controlled 2 after the Second Distribution. The foregoing shall not be construed to prevent any shareholder who owns five percent or more of the stock of Distributing 2 from disposing of such stock on behalf of its clients in the normal course of its business based upon decisions as to existing market conditions.

         (2h) There is no plan or intention by either Distributing 2 or Controlled 2, directly or through any subsidiary, to purchase any of its outstanding stock after the Second Distribution, other than through stock purchases meeting the requirements of ss. 4.05(1)(b) of Rev. Proc. 96-30.

         (2i) There is no plan or intention to liquidate either Distributing 2 or Controlled 2, to merge either corporation with any other corporation, or to sell or otherwise dispose of the assets of either corporation after the First Distribution, except in the ordinary course of business,

         (2j) The total adjusted basis and the fair market value of the assets transferred to Controlled 2 by Distributing 2 will each equal or exceed the amount of liabilities assumed (as determined under ss. 357(d) of the Code) by Controlled 2.

         (2k) The liabilities assumed (as determined under ss. 357(d)) by Controlled 2 were incurred in the ordinary course of business and are associated with the assets being transferred.

         (2l) The income tax liability for the taxable year which investment tax credit property (including any building to which ss. 47(d) applies) is transferred will be adjusted pursuant to ss. 50(a)(1 ) or (a)(2) (or ss. 47, as in effect before amendment by P.L. 101-508, if applicable) to reflect an early disposition of the property.

         (2m) Distributing 2 neither accumulated its receivables nor made extraordinary payment of its payables in anticipation of the transaction.

         (2n) No intercorporate debt will exist between Distributing 2 and Controlled 2 at the time of, or subsequent to, the Second Distribution.

         (2o) Immediately before the Second Distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations. Further, Distributing 2's excess loss account, if any, with respect to Controlled 2 stock will be included in income immediately before the Second Distribution.

         (2p) Payments made in connection with all continuing transactions, if any, between Distributing 2 and Controlled 2 will be for fair market value based on terms and conditions arrived at by the parties bargaining at arms length.

         (2q) No two parties to the Second Distribution are investment companies as defined In ss. 368(a)(2)(F)(iii) and (iv) of the Code.

         (2r) No person holds, and no person will hold as of the date of the Second Distribution, disqualified stock (as defined in ss. 355(d)(3)) that constitutes a 50 percent or greater interest (as defined in ss. 355(d)(4)) in either Distributing 2 or Controlled 2. Distributing 2 is not aware of any persons acting in concert in connection with an acquisition of Distributing 2 stock that would

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                                       9


cause these persons to be treated as a single person under ss. 355(d)(7) that acquired a 50 percent or greater interest in either Distributing 2 or Controlled 2, nor is Distributing 2 aware of any person entering into a put or call option, short sale, or other risk-limiting device or transaction involving Distributing 2 stock that would cause ss. 355(d)(6) to apply to suspend the five-year period of ss. 355(d)(3) during the period such risk-limiting device or transaction limits risk of loss.

         (2s) The Second Distribution is not part of a plan (or series of related transactions) within the meaning of ss. 355(e)(2), pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or greater interest (as defined in ss. 355(e)(4)) in either Distributing 2 or Controlled 2. Acquisitions described in ss. 355(e)(3) will not be taken into account for purposes of the preceding sentence.

                                     RULINGS

         Based solely on the information submitted and the representations set forth above, we rule as follows:

THE FIRST CONTRIBUTION AND THE FIRST DISTRIBUTION

         (1) The First Contribution, followed by the First Distribution will be a reorganization within the meaning of ss. 368(a)(1)(D). Distributing 1 and Controlled 1 each will be "a party to a reorganization" under ss. 368(b).

         (2) No gain or loss will be recognized by Distributing 1 on the First Contribution (ss. 357(a) and 361 (a)).

         (3) No gain or loss will be recognized by Controlled 1 on the First Contribution (ss. 1032(a)).

         (4) Controlled l's basis in each asset received in the First Contribution will equal the basis of such asset in the hands of Distributing (ss. 362(b)).

         (5) Controlled 1's holding period in each asset received in the First Contribution Will include the holding period of that asset in the hands of Distributing 1 (ss. 1223(2)).

         (6) Distributing l's basis in the Controlled 1 stock received in the First Contribution will equal the basis of the transferred assets immediately before the First Contribution, decreased by the amount of liabilities assumed (unless excluded by ss. 358(d)(2)) assumed by Controlled 1 (ss. 358(a) and (d)).

         (7) No gain or loss will be recognized by Distributing 1 in the First Distribution (ss. 361(c)(1)).

         (8) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) Distributing 2 on its receipt of Controlled 1 stock in the First Distribution (ss. 355(a)).

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                                       10


         (9) The aggregate basis of the Distributing 1 and Controlled 1 stock in the hands of Distributing 2 after the First Distribution will equal Distributing 2's basis in the Distributing 1 stock held immediately before the distribution, allocated between the Distributing 1 stock and Controlled 1 stock in proportion to the fair market value of each immediately after the distribution in accordance with ss. 1.358-2(a)(2) (ss. 358(a)(1), (b), and (c)).

         (10) The holding period of the Controlled 1 stock received by Distributing 2 will include the holding period of the Distributing 1 stock on which the First Distribution is made, provided that the Distributing 1 stock is held as a capital asset on the date of the distribution (ss. 1223(1)).

         (11) Earnings and profits will be allocated between Distributing 1 and Controlled 1 in accordance with ss.ss. 312(h), 1.312-10(a), and 1.1502-33(f)(2).

THE SECOND CONTRIBUTION ANTI THE SECOND DISTRIBUTION

         (12) The Second Contribution, followed by the Second Distribution will be a reorganization within the meaning of ss. 368(a)(1)(D). Distributing 2 and Controlled 2 each will be "a party to a reorganization" under ss. 368(b).

         (13) No gain or loss will be recognized by Distributing 2 on the Second Contribution, provided that the cash payment is paid by Distributing 2 in its entirety to creditors of Distributing 2 in reduction of its obligations to those creditors (ss.ss. 357(a), 361 (a)), and 361 (b)(3).

         (14) No gain or loss will be recognized by Controlled 2 on the Second Contribution (ss. 1032(a)).

         (15) Controlled 2's basis in each asset received in the Second Contribution will equal the basis of such easel in the hands of Distributing 2 (ss. 362(b)).

         (16) Controlled 2's holding period in each asset received in the Second Contribution will include the holding period of that asset in the hands of Distributing 2 (ss. 1223(2)).

         (17) Distributing 2's basis in the Controlled 2 stock received in the Second Contribution will equal the basis of the transferred assets immediately before the Second Contribution, decreased by the amount of cash received by Distributing 1 and the amount of liabilities (unless excluded by ss. 358(d)(2)) assumed by Controlled 2 (ss. 358(a) and (d)).

         (18) Other than with respect to any excess loss account of Distributing 2 in the Controlled 2 stock (including any excess loss account created by ss. 358 as provided in ruling (17) above), no gain or loss will be recognized by Distributing 2 on the Second Distribution (ss. 361(c)(1)).

         (19) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) the shareholders of Distributing 2 on their receipt of Controlled 2 stock in the Second Distribution (ss. 355(a)).

         (20) The aggregate basis of the Distributing 2 and Controlled 2 stock in the hands of a shareholder of Distributing 2 after the Second Distribution will equal the shareholder's basis in the Distributing 2 stock held immediately before the distribution allocated between the

Distributing 2 stock and Controlled 2 stock in proportion to the fair market value of each immediately after the distribution in accordance with ss. 1.358-2(a)(2) (ss. 358(a)(1), (b), and (c)).

         (21) The holding period of the Controlled 2 stock received by a shareholder of Distributing 2 will include the holding period of the Distributing 2 stock on which the Second Distribution is made, provided that the Distributing 2 stock is held as a capital asset on the date of that distribution (ss. 1223(1 )).

         (22) Earnings and profits will be allocated between Distributing 2 and Controlled 2 in accordance with ss.ss. 312(h), 1.312-10(a), and 1.1502-33(f)(2).

                                     CAVEATS

         No opinion is expressed about the tax treatment of the proposed transaction under other provisions of the Code or regulations or the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above rulings. In particular, no opinion is expressed regarding (a) the dividend distributions in step (ii); (b) the merger of Carp C into Distributing 1 in Step (iii); (c) the upstream merger of Corp C-2 into Distributing 1 In step (iv); (d) the transfers to Corp C-3 in step (v); (e) the liquidation of Corp E in step (x); and (f) the exchange of a debt security for preferred stock in step (xiv).

         The rulings contained in this letter are based on facts and representations submitted by the taxpayer and accompanied by a penalties of perjury statement executed by an appropriate party. This office has not verified any of the materials submitted in support of the request for rulings. Verification of the information, representations, and other data may be required as part of the audit process.

                              PROCEDURAL STATEMENTS

         This ruling is directed only to the taxpayer who requested it. Section 6110(k)(3) provides that it may not be used or cited as precedent.

         Each taxpayer involved in the transaction should attach a copy of this ruling letter to the taxpayer's federal income tax return for the taxable year in which the transaction covered by this letter is completed,

         Under a power of attorney on file in this office, a copy of this letter is being sent to the taxpayer and a second authorized representative.

                                   Sincerely,
                                   Associate Chief Counsel (Corporate)


                                   By:  /s/ Victo Penico
                                      -----------------------------------------
                                        Victor Penico
                                        Senior Counsel, Branch 1